b. *Does the Agency agree that the CUL score is an appropriate primary outcome measure?*

<u>FDA Response to Question 4b:</u>

The 2019 FDA Guidance for Industry – Demonstrating Substantial Evidence of Effectiveness for Human Drug and Biological Products[2], describes clinical endpoints accepted by the Agency to support approval as those that reflect patient benefit, i.e., how patients' function, feel (e.g., mood in the treatment of depression), or survive. There are components of The Essential Tremor Rating Assessment Scale (TETRAS) that do not adequately measure a clinically meaningful benefit for patients with ET; therefore, modification will need to be made to the TETRAS for it to be acceptable as a primary efficacy endpoint.

Specifically, many items of the Performance subscale of TETRAS do not provide a clinically meaningful measure of a patient's function and should not be included in the final endpoint. We understand that instruments based on the neurological examination developed to follow patients in clinical settings may include sensitive assessments of tremor. However, change measured on these selected components of the neurological exam (e.g., most of the TETRAS Performance subscale) cannot be directly interpreted as representing benefit in patients' ability to function in daily life.

As proposed, the TETRAS CUL (combined upper limb score: upper limb, spiral drawing, handwriting, dot approximation task) contains items of varying utility as efficacy

[2] https://www.fda.gov/media/133660/download

measurement. We note that Handwriting (Item 7 of the Performance Subscale) is a clinically meaningful task used in daily life and would be acceptable to include in the final endpoint. Although assessment of the ability to draw a spiral (Item 6, Archimedes spiral) is not a clinically meaningful function, it is less impacted by differences in written language and could be used with, or instead of, Handwriting as a repeatable assessment of patients' ability to write. However, Item 8 (Dot Approximation Task), which you have proposed to include in the assessment, does not evaluate an activity that measures function and should not be included in the primary efficacy endpoint.

Item 4 (upper limb tremor) of the TETRAS Performance subscale, is an exam-based measurement of tremor amplitude, where a change in score cannot be directly interpreted as being meaningful to patients. In addition, the response options rely on the visual estimate of change in tremor amplitude of less than a centimeter. The ability to accurately measure changes in tremor amplitude of a fraction of a centimeter on a component of the neurological exam is difficult and raises doubts about the accuracy of the estimate and the meaningfulness of a change in score.

In contrast, the Activities of Daily Living (TETRAS-ADL) subscale allows for assessment of meaningful change in patients' ability to function on activities of daily living (ADL) and has the potential to be an acceptable clinical endpoint. Therefore, we recommend that you include items 1-11 in the TETRAS-ADL subscale in your final endpoint. However, we recommend excluding Item 12 (Social Impact) of the TETRAS-ADL because the responses can be affected by factors unrelated to tremor.

In summary, we recommend that the final TETRAS endpoint be composed of items 1-11 of the TETRAS-ADL subscale, as well as Handwriting (Item 7) and Archimedes spiral (Item 6) from the Performance subscale.

Additionally, we recommend that the response options 0 and 1 for items 1-11 in the TETRAS- ADL subscale, as well as Handwriting and Archimedes spirals, be collapsed into a single response of "0 = Normal." The current response option 1 describes slight abnormalities that do not interfere with function; therefore, the change in score from 0 to 1 does not represent a meaningful change in function. The range of responses for Item 1 (Speaking) would be rescored as below (in red), and the other items would be rescored in a similar fashion.

0 0 = Normal.
0 1 = Slight voice tremulousness, only when "nervous".
1 2 = Mild voice tremor. All words easily understood.
2 3 = Moderate voice tremor. Some words difficult to understand.
3 4 = Severe voice tremor. Most words difficult to understand.

We note that you may collect scores for the TETRAS using standard scoring methods during the study and rescore as we have recommended for the purpose of the final analysis.